CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                         PRELIMINARY COPY

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C.  20549

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

   Filed by the Registrant  [X]
   Filed by a Party other than the Registrant  [  ]
   Check the appropriate box:

   [X]  Preliminary Proxy Statement             [X]  Confidential, for
                                                     Use of the Commis-
                                                     sion Only (as per-
                                                     mitted by Rule 14a-
                                                     6(e)(2))
   [  ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Prudential-Bache/Watson & Taylor, Ltd.-4
              (Name of Registrant as Specified in its Charter)

   PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
   [  ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
           14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
   [  ]   $500 per each party to the controversy pursuant to Exchange
           Act Rule 14a-6(i)(3).
   [X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.

      (1) Title of each class of securities to which transaction applies: Units representing ownership interests in limited partnership interests

      (2) Aggregate number of securities to which transaction applies: 66,555.

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The amount on which the filing fee is calculated was determined pursuant to Rule 0-11(c)(2) of the Exchange Act by multiplying 1/50th of 1% by $12,210,000, the aggregate amount of cash to be received by the registrant.

      (4)         Proposed maximum aggregate value of transaction:
                  $12,210,000.

      (5)         Total fee paid:  $2,442.

   [  ]   Fee paid previously with preliminary materials.
   [  ]   Check box if any part of the fee is offset as provided by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Sched-ule and the date of its filing.

      (1)         Amount Previously Paid:
      (2)         Form, Schedule or Registration Statement No.:
      (3)         Filing Party:
      (4)         Date Filed:


                   PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                              ONE SEAPORT PLAZA
                           NEW YORK, NY  10292-0116

                    July __, 1996

          Dear Unitholders:

                  We are pleased to inform you that on June 13, 1996, Prudential-Bache/Watson & Taylor, Ltd.-4 (the "Partnership") entered into a contract of sale to sell (the "Sale") the properties owned by the Partnership (the "Properties") other than certain undeveloped land to Public Storage, Inc. (the "Buyer"). The purchase price for these nine Properties is $12,210,000. The Partner-ship is seeking to sell such undeveloped land.

                  The Partnership intends to make a cash distribu-tion to Unitholders representing the bulk of the purchase price promptly after the closing of the Sale. The Part-nership would then anticipate being able to make one or more subsequent distributions within approximately one year after the closing of the Sale, and thereafter to liquidate (the "Liquidation"). The Partnership estimates that these liquidating distributions will aggregate approximately $xx per unit.

                  THE SALE AND LIQUIDATION REQUIRES THE CONSENT OF A MAJORITY OF THE UNITS. YOUR APPROVAL IS VERY IMPOR-
          TANT.

                  PRUDENTIAL-BACHE PROPERTIES, INC., THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP, AND GEORGE S. WATSON AND A. STARKE TAYLOR, III, THE INDIVIDUAL GENERAL PART-NERS OF THE PARTNERSHIP, BELIEVE THAT THE SALE AND LIQUI-DATION ARE IN THE BEST INTERESTS OF THE PARTNERSHIP AND RECOMMEND THAT YOU CONSENT TO THE SALE AND LIQUIDATION. THE GENERAL PARTNERS BASE THEIR RECOMMENDATION ON, AMONG OTHER THINGS, THE FOLLOWING FACTORS:

              (1)        Their belief that current market condi-
                         tions are favorable for the sale of the
                         Partnership's Properties,

              (2) The timing of the sale is consistent with the anticipated holding period for Units set forth in the initial offering,

              (3)         The Sale and Liquidation provides liquid-
                         ity to Unitholders,

              (4) The price and terms negotiated with the Buyer were the result of a competitive bidding process and were the most favor-able of the offers received to acquire the Properties in the bidding process de-scribed under "THE TRANSACTION--Background of the Sale of the Properties" in the attached Consent Statement,

              (5) The purchase price exceeds the aggregate appraised value of the Properties, as determined by Cushman & Wakefield, an independent, third-party appraisal firm. (see "THE TRANSACTION--Fairness Opinion and Appraisals" in the attached Consent Statement), and

              (6) An opinion from Robert A. Stanger & Co. to the effect that the consideration to be received in the Sale is fair from a finan-cial point of view to the Partnership (see "THE TRANSACTION--Fairness Opinion and Appraisals" in the attached Consent State-
                         ment).

              Unitholders should be aware that, if the Sale is consummated, the Partnership would not receive the bene-fits of any potential increases in cash flow or the value of the Properties following the Sale.

              The attached Consent Statement contains detailed information concerning the proposed Sale and Liquidation. We urge you to read the Consent Statement and enclosed materials carefully before voting. If you have any questions please feel free to call our consent solici-tors, Morrow & Co., Inc. at (800) xxx-xxxx.

                                      Very truly yours,

                                      Thomas F. Lynch, III
                                      President
                                      Prudential-Bache Properties, Inc.
                                      Managing General Partner


                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                                ONE SEAPORT PLAZA
                            NEW YORK, NY  10292-0116
                             ______________________

                  NOTICE OF PROPOSED ACTION BY WRITTEN CONSENT
                                  JULY __, 1996
                             ______________________

          To the Unitholders of Prudential-Bache/Watson & Taylor,
          Ltd.-4:

                    NOTICE IS HEREBY GIVEN to the holders (the
          "Unitholders") of the limited partnership interests in the Partnership (the "Units") of Prudential-Bache/Watson & Taylor, Ltd.-4, a Texas limited partnership (the "Partner-ship"), that Prudential-Bache Properties, Inc., the Managing General Partner of the Partnership ("PB Properties"), is soliciting written consents, in lieu of a meeting of Unitholders, to approve a single proposal, involving (a) the sale of substantially all of the assets of the Partnership, other than certain undeveloped land, as contemplated by the Contract of Sale, dated as of June 13, 1996 (the "Contract of Sale"), by and between the Partnership and Public Stor-age, Inc. and the sale of such undeveloped land on such terms and conditions as the Managing General Partner may determine and (b) the complete liquidation and dissolution of the Partnership (collectively, the "Transaction"), all as more fully described in the accompanying Consent Statement. The Transaction must be approved by the holders of a majori-ty of the Units, which approval shall constitute the approv-al of the Partnership.

                    Only Unitholders of record at the close of busi-ness on July 1, 1996 are entitled to give their consent to these actions.

                    The accompanying Consent Statement describes the Transaction in detail.

                   YOUR CONSENT TO THIS PROPOSAL IS IMPORTANT

             DEADLINE: 10:00 A.M., NEW YORK TIME,  ON JULY __, 1996

            TO ENSURE THAT YOUR INTEREST WILL BE REPRESENTED,
            PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED CONSENT CARD AND PROMPTLY MAIL IT IN THE ENCLOSED SELF-ADDRESSED
            POSTAGE-PREPAID ENVELOPE.


                    Your approval is important. Please read the Consent Statement carefully and then complete, sign and date the enclosed Consent Card and return it in the self-ad-dressed postage-prepaid envelope. Any Consent Card which is signed and returned but does not specifically disapprove the Transaction will be treated as approving the Transaction.

                    To be counted, the Consent Card must be received on or before 10:00 a.m. New York time on July __, 1996 (unless such time is extended). A consent may be revoked by written notice received on or before the expiration of the time for responding.

                    Your prompt response is appreciated.

                                   PRUDENTIAL-BACHE PROPERTIES, INC.,
                                   Managing General Partner


          New York, New York
          July __, 1996


                     PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4


                                CONSENT STATEMENT


                            ACTION BY WRITTEN CONSENT
                                  JULY __, 1996

                    This Consent Statement is being furnished to the holders ("Unitholders") of the limited partnership interests (the "Units") in Prudential-Bache/Watson & Taylor, Ltd.-4., a Texas limited partnership (the "Partnership"), in connec-tion with the solicitation of consents by Prudential-Bache Properties, Inc., the Managing General Partner of the Part-nership, on behalf of the Partnership. Unitholders are being asked to consent to a proposal which, if approved and consummated, would result in the sale (the "Sale") of sub-stantially all of the Partnership's assets other than cer-tain undeveloped land for cash, the sale of such undeveloped land on such terms and conditions as the Managing General Partner may determine and the complete liquidation and dissolution of the Partnership (collectively, the "Transac-tion"). The Partnership's assets consist substantially of eleven properties, nine of which are being sold to the Buyer and which are commercial real estate properties consisting of office/warehouse, mini-warehouse and retail facilities (the "Properties"). The Partnership also owns two parcels of undeveloped land.

                    The Partnership has entered into a Contract of Sale (the "Contract of Sale") with Public Storage, Inc. (the "Buyer"), dated as of June 13, 1996, for the sale of the Properties to the Buyer for $12,210,000 in cash. Pursuant to the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the sale of all or substantially all of the Partnership's assets, which will result in the dissolution and ultimate liquidation of the Partnership, must be ap-proved by Unitholders who are the record holders of a major-ity of the Units.

               No person has been authorized to give any information or to make any representation other than those contained in this Consent Statement in connection with the solicitation of consents made hereunder and, if given or made, such information or representation must not be relied upon as having been authorized by the Partnership or any other person. The delivery of this Consent Statement shall not under any circumstances create an implication that there has been no change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

                         ______________________________

               THE CONSENT STATEMENT AND FORM OF CONSENT ARE FIRST
              BEING MAILED TO UNITHOLDERS ON OR ABOUT JULY __, 1996.

                       THE DATE OF THIS CONSENT STATEMENT
                                IS JULY __, 1996


                                TABLE OF CONTENTS
                                                                   Page
          SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   3
               Selected Historical Financial Data . . . . . . . . . .
          ACTION BY CONSENT . . . . . . . . . . . . . . . . . . . . .
               General  . . . . . . . . . . . . . . . . . . . . . . .
               Matters to be Considered . . . . . . . . . . . . . . .
               Recommendations of the General Partners  . . . . . . .
               Action by Consent; Record Date . . . . . . . . . . . .
               Consents . . . . . . . . . . . . . . . . . . . . . . .
          THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . .
               Description of the Partnership . . . . . . . . . . . .
               Partners in the Partnership  . . . . . . . . . . . . .
               Background of the Sale of the Properties . . . . . . .
               Recommendation of the General Partners . . . . . . . .
               Fairness Opinion and Appraisals  . . . . . . . . . . .
               Certain Income Tax Consequences and Considerations . .
               Accounting Treatment . . . . . . . . . . . . . . . . .
               Reason for Obtaining Unitholder Approval . . . . . . .
          THE CONTRACT OF SALE  . . . . . . . . . . . . . . . . . . .
               Closing Conditions   . . . . . . . . . . . . . . . . .
               Inspections  . . . . . . . . . . . . . . . . . . . . .
               Closing Conditions . . . . . . . . . . . . . . . . . .
               Remedies . . . . . . . . . . . . . . . . . . . . . . .
               Covenants  . . . . . . . . . . . . . . . . . . . . . .
               Certain Expenses . . . . . . . . . . . . . . . . . . .
               Casualty and Condemnation  . . . . . . . . . . . . . .
               Termination  . . . . . . . . . . . . . . . . . . . . .
          FINAL DISTRIBUTIONS AND  LIQUIDATION  . . . . . . . . . . .
          NO APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . .
          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . .
          MARKET PRICES FOR THE PARTNERSHIP'S UNITS AND
            DISTRIBUTIONS TO UNITHOLDERS AND THE GENERAL PARTNERS . .
               Market Price . . . . . . . . . . . . . . . . . . . . .
               Distributions  . . . . . . . . . . . . . . . . . . . .
          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . .

          Contract of Sale  . . . . . . . . . . . . . . . . .   Annex A
          Stanger Fairness Opinion  . . . . . . . . . . . . .   Annex B
          Partnership Annual Report on Form 10-K for the year ended
          December 31, 1995 . . . . . . . . . . . . . . . . .   Annex C
          Partnership Quarterly Report on Form 10-Q for the quarter
          ended March 31, 1996  . . . . . . . . . . . . . . .   Annex D
          Ernst & Young letter  . . . . . . . . . . . . . . .   Annex E



                                [Begin Box]

                                  SUMMARY

             The following is a summary of certain information con-tained elsewhere in this Consent Statement, including the Annexes hereto, which are a part of this Consent Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Consent Statement. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Consent Statement. Unitholders are urged to read this Consent Statement in its entirety.

     THE PARTNERSHIP

     Prudential-Bache/
       Watson & Taylor,
       Ltd.-4 The Partnership owns and operates nine properties, five of which are commercial real estate properties consisting of of-fice/warehouse, mini-warehouse and retail facilities, and four of which are unim-proved properties (the "Properties"). The offices of the Partnership are located at One Seaport Plaza, New York, New York 10292-0116.

     CONSENT DEADLINE

     Deadline for Consents    Consents must be received by ______,
                              July __, 1996, at 10:00 a.m., New York
                              time (unless such time is extended).

     THE TRANSACTION

     General                  The Transaction to be approved by
                              Unitholders is a single proposal for the Sale and Liquidation. The purchase price for the Properties is $12,210,000.

     Final Distributions and
        Liquidation           As promptly as practicable following the
                              consummation of the Sale, the Managing
                              General Partner will determine the
                              amount of assets that it believes will
                              be sufficient to provide for the
                              Partnership's liabilities, including
                              contingent liabilities, if any.  The
                              remainder of the Partnership's cash will be distributed in accordance with the Partnership Agreement, in an initial liquidating distribution. Once all of its obligations have been satisfied and any undeveloped land is sold, the Part-nership will distribute its remaining cash and dissolve. It is expected that the bulk of the distribution will be made promptly after the Sale and the remainder within approximately one year.
                              The Partnership estimates that these
                              liquidating distributions will aggregate approximately $xx per Unit.

     Background               See "THE TRANSACTION -- Background of
                              the Sale of the Properties."

     Recommendation of the
       General Partners       PB Properties, George S. Watson and A.
                              Starke Taylor, III, the general partners of the Partnership (the "General Part-ners"), have carefully considered the
                              Transaction and concluded that the
                              Transaction is in the best interests of
                              the Partnership and the Unitholders.
                              Accordingly, the General Partners have
                              approved the Transaction and recommend
                              that Unitholders vote in favor of the
                              Transaction.  See "THE TRANSACTION --
                              Recommendation of the General Partners."

     Opinion of Financial
     Advisor                  Robert A. Stanger & Co. ("Stanger")
                              acted as financial advisor to the Partner-
                              ship in connection with the Transaction.
                              The Partnership has received a fairness
                              opinion from Stanger to the effect that
                              the consideration to be received in the
                              Sale is fair from a financial point of
                              view to the Partnership.   See "THE TRANS-
                              ACTION -- Fairness Opinion and Apprais-
                              als."

     Independent Appraisals   The Partnership received MAI-certified
                              appraisals of the Properties from an inde-
                              pendent, third-party appraisal firm,
                              Cushman & Wakefield, Inc. ("Cushman &
                              Wakefield"), dated September 1995.  The
                              purchase price exceeds the aggregate ap-
                              praised value of the Properties.   See
                              "THE TRANSACTION -- Fairness Opinion and
                              Appraisals."

     The Buyer                Public Storage, Inc., the Buyer, is an
                              equity real estate investment trust
                              ("REIT") organized as a corporation
                              under the laws of the State of Califor-
                              nia.  The Buyer is a fully integrated,
                              self-administered and self-managed REIT
                              that acquires, develops, owns and oper-
                              ates self-service mini-warehouse facili-ties and also manages similar properties for third parties. The Buyer is the largest owner and operator of mini-ware-houses in the United States. The Buyer has been the manager of the day-to-day operations of the improved Properties since 1988. The offices of the Buyer are located at 600 North Brand Blvd.,
                              Glendale, California.  The Buyer has
                              entered into contracts with certain
                              other partnerships formed by the General
                              Partners under which such other partner-ships would sell properties to the Buy-er. See "THE TRANSACTION--Background of the Sale of the Properties."

     Security Ownership
       and Voting of
       the General Partners   As of July 1, 1996, none of the General
                              Partners or any director or officer of any of the General Partners owned directly or beneficially any of the Units. Prudential
                              Securities Incorporated, an affiliate of
                              PB Properties, beneficially owned 391
                              Units (.6% of the outstanding Units) as of July 1, 1996. Prudential Securities In-corporated intends to vote its Units to approve the Transaction. George S. Watson and A. Starke Taylor, III (collectively, the "Individual General Partners") own 0
                              "equivalent units."  See "VOTING SECURI-
                              TIES AND PRINCIPAL HOLDERS THEREOF,"

     Effective Time of the
       Transaction            It is anticipated that the Transaction
                              will be consummated as promptly as prac-tical after the requisite Unitholder approval has been obtained and all other conditions to the Transaction have been satisfied or waived.

     Conditions to the
       Transaction;
       Termination of
       the Transaction        The Transaction is conditioned upon, among
                              other things, the approval thereof by
                              Unitholders of record owning a majority of
                              the Units.  The Transaction may be termi-
                              nated if it is not consummated by March
                              13, 1997.  The Partnership may terminate
                              the Transaction if  the Partnership re-
                              ceives a more favorable offer for the pur-
                              chase of the Properties.   In the latter
                              case, a termination fee of $231,990 (plus expenses up to $15,000) shall be payable to the Buyer. A termination fee would also be payable if Unitholder approval is not obtained and a contract or letter of intent to sell the properties at a price exceeding the Purchase Price is entered into within 180 days of the termination of the Contract of Sale. See "THE CONTRACT OF
                              SALE -- Conditions; Termination."

     No Appraisal Rights      Unitholders do not have appraisal rights
                              in connection with the Transaction.  See
                              "NO APPRAISAL RIGHTS."

     Certain Income Tax
       Consequences and
       Considerations         For U.S. Federal income tax purposes,
                              the Partnership will be required to
                              report a loss of approximately $10.9
                              million in connection with the Sale of
                              the Properties.  As a result, each tax-
                              able Partner will recognize a loss of
                              approximately $158 per Unit, and each
                              nontaxable Partner, $173 per Unit, held
                              by such Partner.  See "THE TRANSACTION -
                              - Certain Income Tax Consequences and
                              Considerations."

     Accounting Treatment     For financial reporting purposes, the
                              Sale will be treated as a sale of prop-
                              erties.  See "THE TRANSACTION -- Ac-
                              counting Treatment."

     Regulatory Matters       No Federal or State regulatory require-
                              ments must be complied with or approvals obtained in connection with the Transac-tions.

     ACTION BY CONSENT

     Record Date; Units
       Entitled to Consent    Unitholders of record at the close of
                              business on July 1, 1996, are entitled
                              to execute an action by written consent.
                              At such date there were outstanding
                              66,555 Units, each of which will entitle the record owner thereof to one vote.

     Purpose of the Action    Written consents are being solicited to
                              approve (a) the sale of the Properties, which comprise substantially all of the assets of the Partnership (the "Sale") and (b) the complete liquidation and dissolution of the Partnership and the distribution of the assets of the Part-nership in accordance with the Partner-ship Agreement, other than such assets as are set aside to provide for the payment of all liabilities of the Part-nership (the "Liquidation," and together with the Sale, the "Transaction").

     Votes Required           The approval of the Transaction will
                              require the written consent of
                              Unitholders of record holding a majority
                              of all outstanding Units of the Partner-
                              ship entitled to consent thereto.   Such
                              approval will constitute the approval of the Partnership.


                    PRUDENTIAL BACHE/WATSON & TAYLOR LTD.-4
                       SELECTED HISTORICAL FINANCIAL DATA

               The following selected historical financial data for each of the years in the five-year period ended December 31, 1995 and the quarters ended March 31, 1995 and 1996, has been derived from the Partnership's financial statements. The selected financial data set forth below should be read in conjunction with the financial statements and related notes thereto included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995 and the unaudited financial statements and related notes thereto included in the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, copies of which are attached hereto.



                                                                                                           THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                        MARCH 31,
                       ---------------------------------------------------------------------------    ---------------------------
                          1995           1994           1993           1992            1991                1996            1995

Rental income          $  1,945,915    $  1,837,381   $  1,584,984    $  1,407,964    $  1,443,283    $    463,611   $    482,748

Provision for loss     $    900,000            --     $    800,000    $    484,000    $  6,858,000            --             --
on impairment of
assets

Net income (loss)      $   (717,009)   $    276,355   $   (667,213)   $   (688,472)   $ (7,219,794)   $     95,484   $     81,683

Net income (loss)      $     (11.51)   $       3.17   $     (10.75)   $     (10.76)   $    (107.94)   $       1.32   $       0.98
per Unit

Total assets           $ 13,635,938    $ 14,858,287   $ 15,616,124    $ 16,885,088    $ 18,158,889    $ 12,876,512   $ 14,787,693

Total Unitholder
  distributions        $    582,846    $    740,757   $    615,634    $    427,283    $    662,386    $    794,654   $    145,569

Unitholder
  distributions per

  Unit                 $       8.76    $      11.13   $       9.25    $       6.42    $       9.95    $      11.94   $       2.19





                              [End Box]


                                ACTION BY CONSENT

          GENERAL

                 This Consent Statement is being furnished on behalf
\          of the Partnership to the holders of the ownership interest in the limited partnership interests of the Partnership in connection with the solicitation of consents by PB Proper-ties, as Managing General Partner of the Partnership.

                 This Consent Statement and accompanying form of Consent Card is first being mailed to Unitholders on or about July __, 1996.

          MATTERS TO BE CONSIDERED

                 Consents are being solicited to approve a proposal involving the sale of the Properties other than certain undeveloped land, which comprise substantially all of the assets of the Partnership, the complete liquidation and dissolution of the Partnership the sale of such undeveloped land on such terms as the Managing General Partner may determine, and the distribution of the assets (which follow-ing the Sale and the sale of the undeveloped land will consist principally of cash and cash equivalents) of the Partnership, other than such assets as are set aside to provide for the payment of liabilities of the Partnership.

          RECOMMENDATIONS OF THE GENERAL PARTNERS

                 The General Partners have approved the Sale of the Properties and the complete liquidation and dissolution of the Partnership and recommend that Unitholders consent to the Transaction. See "THE TRANSACTION -- Background of the Sale of the Properties; Recommendation of the General Part-ners."

          ACTION BY CONSENT; RECORD DATE

                 July 1, 1996, has been fixed as the record date (the "Record Date") for the determination of Unitholders entitled to consent with respect to the Transaction. As of the close of business on the Record Date, there were 66,555 Units outstanding and entitled to consent, which Units were held by approximately 4,270 Unitholders of record. Each Unitholder of record at the close of business on the Record Date is entitled to consent on the Transaction and cast one vote for each Unit held by returning a properly executed Consent Card.

                 The consent of Unitholders who are the record holders of a majority of all outstanding Units entitled to vote thereon is required to approve the Transaction. Under applicable law, in tabulating the vote for any matter, abstentions and broker non-votes will have the same effect as votes against the Transaction.

          CONSENTS

                 This Consent Statement is being furnished to Unitholders in connection with the solicitation of consents by and on behalf of the Partnership.

                 Any consent given pursuant to this solicitation may be revoked by the person giving it at any time before 10:00 a.m. New York time on July __, 1996 (unless the time for responses is extended), by sending a written notice of such revocation to the Partnership's consent solicitor, Morrow & Co., Inc., so that such notice arrives before such time. Any written notice of revocation or subsequent consent should be sent to Morrow & Co., Inc., ____________, Atten-tion: ____.

                 Under applicable law and the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") any matter upon which the Unitholders are entitled to act may be submitted to the Unitholders for a vote by written consent without a meeting.

                 The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of consents for a fee of approxi-mately $____, plus expenses. In addition to solicitation by use of the mails, officers, directors and employees of PB Properties or its affiliates may solicit consents in person or by telephone, telegram or other means of communication. Such officers, directors and employees will not be addition-ally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.
          All costs and expenses of this solicitation, including the cost of preparing and mailing this Consent Statement, will be borne by the Partnership.

          UNITHOLDERS SHOULD NOT SEND ANY UNIT CERTIFICATES WITH THEIR CONSENT CARDS.

                                 THE TRANSACTION

          DESCRIPTION OF THE PARTNERSHIP

                 The Partnership was formed to acquire, develop, own and operate self-storage and business center facilities. In December 1986, the Partnership completed an offering through which it sold 66,555 Units, representing gross proceeds to the Partnership of approximately $33.2 million. The Part-nership will terminate on December 31, 2010 unless terminat-ed sooner under the provisions of the Partnership Agreement.

                 The Partnership invested in and operates the Proper-ties, which consist substantially of nine properties, five of which are commercial real estate properties consisting of office/warehouse, mini-warehouse and retail facilities, and four of which are unimproved properties.

                 Excepted from the Properties are two parcels of undeveloped land. The first parcel consists of .5199 acres of vacant land on the west side of Williams Road, approxi-mately 1,800 feet south of John T. White Road in Forth Worth, Texas. The site has approximately 147 feet of front-age along the west side of Williams Road. The property is zoned C-Multi-Family. The property was appraised at Septem-ber 30, 1994 at $11,000.

                 The second tract consists of .7662 acres of vacant land located on the north side of Beltline Road, approxi-mately 180 feet east of Surveyor Boulevard in Addison, Texas. The property has approximately 191 feet of frontage along the north side of Beltline Road. The property is zoned I-1, Industrial District. The property was appraised at September 30, 1995 at $425,000.

                              In seeking to sell these parcels of
          undeveloped land, the Managing General Partner makes no assurances as to its success in selling them or as to the purchase prices thereof.

          GENERAL PARTNERS OF THE PARTNERSHIP

                 The general partners of the Partnership are PB Prop-erties, the Managing General Partner, and George S. Watson and A. Starke Taylor, III, the Individual General Partners (collectively, the "General Partners").

          BACKGROUND OF THE SALE OF THE PROPERTIES

                 In late 1995, the General Partners of the Partnership considered seeking bids for the Properties, and, assuming acceptable bids were received, entering into agreements to sell the Properties subject to limited partner approval, obtaining limited partner approval, and, after the sale, liquidating the Partnership. Stanger was retained to pro-vide advice with respect thereto. Stanger advised the General Partners that the market for the sale of self-stor-age properties was favorable, based on, among other things,
          (i) strong performance trends in the self-storage industry,
          (ii) bullish expectations among self-storage buyers and investors, (iii) increasing economic viability of self-storage development activity in many areas, and the conse-quent potential future negative impact on occupancies and rental rates for existing facilities, (iv) a very high level of availability of equity capital and currently deep pool of buyers with budgeted acquisition capital targeting self-storage properties, (v) re-emergence of lending activity and debt capital to the self-storage market, (vi) favorable trends in acquisition parameters of major buyers and a resulting increase in property values and (vii) increased ability to market properties on favorable terms.

                 Accordingly, based in part on such information, as well as, (i) current market conditions appearing favorable for a sale, (ii) the original business plan for the Partner-ship envisioning a sale at approximately such time and (iii) the General Partners ability to evaluate bids before commit-ting to a sale, the General Partners determined to seek bids for the Properties.

                 On December 18, 1995, the Partnership, as well as Prudential Bache/Watson & Taylor, Ltd.-I, Prudential Bache/Watson & Taylor, Ltd.-2 and Prudential Bache/Watson & Taylor, Ltd.-3 (three other partnerships formed by the General Partners to invest primarily in similar properties) (the "Other Partnerships") announced that they were solicit-ing bids for their properties, invited interested parties to bid on any or all of the properties held by such partner-ships and announced that, if acceptable bids were received by a partnership, the partnership would enter into agree-ments to sell the properties, subject to the approval of its limited partners. If so approved, the partnership would liquidate and distribute its net assets to its partners.

                 The Partnership then retained Stanger as its finan-cial advisor. The Partnership and its advisors contacted approximately 100 potential bidders concerning the possible sale of the Properties, of whom approximately 35 returned executed confidentiality agreements, and were each sent an offering package which contained business and financial information pertinent to the Properties and the properties of the Other Partnerships.

                 The Partnership received eleven bids to purchase some or all of the Properties. The terms and conditions of each bid were reviewed based upon certain factors which the Partnership had instructed bidders were especially impor-tant. Such factors included, but were not limited to, price, certainty of closing (including the definiteness of financing and financial capability of the bidder), the existence of potential downward adjustments to the purchase price in the bid as a result of due diligence or claims by the Buyer, including but not limited to reductions in pur-chase price for any structural repairs, capital costs and deferred maintenance items, and the absence of closing contingencies of the sale relating to the purchase of assets of any of the Other Partnerships.

                 As a result of this review and discussions with bidders, the terms of certain bids were modified. Among the bids reviewed was a bid from a private company for the assets of the Partnership and all the assets of the Other Partnerships in which the nominal amount of the offer allo-cated to the Partnership's Properties exceeded the Buyer's offer. However, the bidder had not visited the properties, indicated the bid was subject to potential reductions fol-lowing a due diligence physical review of the properties and a review by its accountants of financial information related to the Properties, and subsequently indicated that its bid was contingent on the acquisition of all the assets of the Other Partnerships as well as the Partnership. In addition, the bidder failed to provide sufficient evidence of its ability to finance the acquisition. When informed that its offer for the properties of two of the Other Partnerships would not be accepted, the bidder withdrew its bid for the Partnership's Properties.

                 During the course of these reviews and discussions, the Buyer, which had not previously submitted a bid for the Properties, submitted a bid for the Properties, as well as bids for substantially all of the properties held by the Other Partnerships.

                 Each of these bids was conditioned on the acceptance of the Buyer's other bids. The Partnership negotiated with the Buyer regarding price separately from the Other Partner-ships. Each partnership insisted that the price offered for its properties by the Buyer be higher than any other bona fide bid received by such partnership. In addition, each partnership insisted that the price to be paid for its properties not be affected by the price to be paid for the properties of any other partnership. Each partnership also insisted that, once signed, the contract with it not be conditioned on the contract entered into by any other part-nership, and that the termination of one contract would not have any effect on any other contract. The Contract of Sale is not conditioned on any contract with any Other Partner-ship, consistent with the original guidelines provided to bidders. The Buyer's proposal was the most favorable re-ceived for the Properties.

                 The Buyer is an equity real estate investment trust ("REIT") organized as a corporation under the laws of the State of California. The Buyer is a fully integrated, self-administered and self-managed REIT that acquires, develops, owns and operates self-service mini-warehouse facilities. The Buyer is the largest owner and operator of mini-ware-houses in the United States. The offices of the Buyer are located at 600 North Brand Blvd., Glendale, California and its telephone number is (818) 244-8080.

                 The Buyer has been the manager of the day-to-day operations of the Properties, as well as the properties held by the Other Partnerships, since 1988.

                 The Buyer has entered into contracts with the Other Partnerships under which each of the Other Partnerships would sell its properties to the Buyer (other than, in certain cases, undeveloped land owned by such partnerships).


          RECOMMENDATIONS OF THE GENERAL PARTNERS

                 The General Partners of the Partnership, believe that the Sale is fair and reasonable to the Unitholders, and recommend that the Unitholders approve the Transaction. In arriving at their determination, the General Partners con-sidered each of the factors discussed below:

               (i) Their belief that current market conditions are favorable for the sale of the Properties.

              (ii) The timing of the Sale is consistent with the anticipated holding period for Units set forth in the initial offering.

             (iii)  The Sale provides liquidity to Unitholders.

              (iv) The price and terms agreed to by the Buyer are the result of a competitive bidding process and are the most favorable available to the Partnership, based upon the bidding process described above under "Background of the Sale of the Properties."

               (v) The purchase price exceeds the aggregate appraised value of properties, as determined by Cushman & Wakefield, an independent appraisal firm (see "-- Fairness Opinion and Appraisals").

              (vi) The fairness opinion of Stanger that the consider-ation to be received in the Sale is fair from a financial point of view to the Partnership, de-scribed below under "Fairness Opinion and Apprais-als."

               (vii) The terms and conditions of the Contract of Sale, described under "THE CONTRACT OF SALE." In particular, the fact that the Buyer's obligations are not subject to obtaining financing. If the Buyer were to terminate its obligations, it would forfeit the $915,750 Downpayment. Further, the Contract of Sale limits claims that the Buyer can make against the Partnership. Finally, the Con-tract of Sale can be terminated by the Part-nership if the Partnership receives and ac-cepts an unsolicited better offer for the Properties, although the Partnership would then be obligated to return the Downpayment and pay an additional $231,990 (plus expenses
                         up to $15,000) to the Buyer.   A termination
                         fee would also be payable if Unitholder ap-proval is not obtained and a contract or letter of intent to sell the properties at a price exceeding the Purchase Price is entered into within 180 days of the termination of the Contract of Sale.

               Unitholders should be aware that, if the Sale is ap-proved, the Partnership would not receive the benefits of any potential increases in cash flow or the value of the Properties following the Sale.


               The General Partners found it impracticable to, and therefore did not, quantify or otherwise assign specific or relative weights to the above factors in its consideration of the Contract of Sale, and instead, considered the various above factors in their totality.

          FAIRNESS OPINION AND APPRAISALS

          Fairness Opinion from Stanger

               Stanger was engaged by PB Properties on behalf of the Partnership, in its capacity as Managing General Partner of the Partnership, to provide financial advisory services and to render an opinion as to the fairness to the Partnership from a financial point of view of the consideration to be received in the Sale. The full text of the Opinion, which contains descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Annex B to this Proxy Statement and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analy-sis used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

               In connection with its analysis, Stanger made certain assumptions, described more fully below, which the Partner-ship advised Stanger it would be reasonable to make. The Partnership imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion. The Partnership has agreed to indemnify Stanger against certain liabilities arising out of its engagement to render financial advisory services and to prepare and deliver the fairness opinion.

               EXPERIENCE OF STANGER - Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger in-clude financial advisory services, asset and securities valuations, asset sale transaction structuring and negotia-tion, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

               Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorga-nizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, oil and gas reserves, cable televi-sion systems and equipment leasing assets.

               SUMMARY OF MATERIALS CONSIDERED - In the course of Stanger's analysis to render its opinion regarding the Sale,
          Stanger: (i) reviewed the Contract of Sale and this Consent Statement, (ii) reviewed the Partnership's annual reports on Form 10-K for the three years ending December 31, 1993, 1994 and 1995 and the Partnership's quarterly report on Form 10-Q for the three months ending March 31, 1996, (iii) reviewed the Appraisals of the Properties prepared by Cushman & Wakefield ("Cushman & Wakefield"), an independent appraisal firm, as of September 30, 1995, (iv) reviewed summary his-torical operating statements for each of the Properties for 1995 and the first quarter of 1996, and budgets for 1996,
          (v) performed site inspections of each of the Properties owned by the Partnership, (vi) reviewed information regard-ing purchases and sales of self-storage/office-warehouse properties and other information relating to acquisition criteria for self-storage/office-warehouse properties, (vii) discussed with management of the Partnership conditions in self-storage/office-warehouse property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and projected operations and performance, and the financial condition of the Partnership and (viii) conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

               SUMMARY OF ANALYSIS - The following is a summary of certain reviews conducted by Stanger in connection with and in support of its fairness opinion. The summary of the Opinion and analysis of Stanger set forth in this Proxy is qualified in its entirety by reference to the full text of such Opinion.

               Review of Method of Sale. Stanger observed that the portfolio of Properties owned by the Partnership was offered for sale pursuant to a competitive bidding process. Poten-tial purchasers were identified based on a review of certain real estate industry publications, a review of publicly traded real estate investment trusts, and industry contacts. Prospective buyers were identified based on such factors as type of properties owned or managed, geographical location of current portfolio, and disclosed acquisition objectives. Based on this process, approximately 100 prospective pur-chasers were identified and contacted regarding their inter-est in the Properties.

               A confidential memorandum describing each Property was prepared, which included a physical description, photo-graphs, available site plans, location maps, market area demographics and, where applicable, unit configuration, gross potential income, historical physical occupancy, and a summary of financial information. As a result of the pro-cess described above, 35 confidential memorandums were distributed to prospective buyers after receipt of confiden-tiality agreements. Eleven bidders submitted proposals to purchase some or all of the Properties of the Partnership. Bids were evaluated both on an individual property basis and on a portfolio basis.

               Review of Appraisals and Purchase Price - In preparing its opinion, Stanger relied in part upon the Appraisals of the Partnership's portfolio of properties which were pre-pared as of September 30, 1995 by Cushman & Wakefield.

          Stanger observed the Appraisals were certified by a Member of the Appraisal Institute and were conducted utilizing the income approach and/or the sales comparison approach to establish value. In addition, Stanger observed that in the course of conducting the Appraisals, Cushman & Wakefield collected and analyzed local market data, including but not limited to, rental rates at competing properties and/or capitalization rates and/or prices per unit or prices per square foot or prices per acre paid in actual sales transac-tion involving similar type properties in the general market area of each Property. Stanger observed the aggregate appraised value of the Properties owned by the Partnership and to be sold to the Buyer was $12,165,000.

               Stanger observed that the Purchase Price is $12,210,000 and that such amount is $45,000 greater than the appraised value of $12,165,000 based on independent appraisals pre-pared by Cushman & Wakefield as of September 30, 1995. The Purchase Price, at $12,210,000, thus represents a .4% premi-um to the sum of the appraised values.

               CONCLUSIONS - Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinion, the consideration to be re-ceived in the Sale is fair to the Partnership from a finan-cial point of view.

               ASSUMPTIONS - In evaluating the Sale, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other infor-mation contained in the Consent Statement or that was fur-nished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of the Partnership and relied upon and assumed the accuracy of the Appraisals. Stanger also relied on the assurances of the Managing General Partner that any finan-cial statements, projections, budgets, or value estimates contained in the Consent Statement or otherwise provided to Stanger were reasonably prepared on a basis consistent with actual historical experience and reflecting the best cur-rently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisals or the date of other information provided and the date of the opinion; and that the Managing General Partner is not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

               In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, pre-pare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Annex B. Stanger does not intend to deliver any additional written summary of the analysis.

               COMPENSATION; PRIOR RELATIONSHIPS - For rendering financial advisory services with respect to the sale of the Partnership's portfolio and preparing the fairness opinion in connection with the Sale Stanger is being paid a fee of $196,350 by the Partnership, a substantial portion of which will be paid upon the closing of the Sale. Stanger will also receive fees totalling $939,300 for financial advisory services and preparing fairness opinions in connection with the sale of assets owned by the Other Partnerships. In addition, Stanger will also be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indem-nified against certain liabilities including certain liabil-ities under the Federal securities laws. The fee was nego-tiated with Stanger. During the past two years, Stanger has rendered certain consulting services to the Partnership and its affiliates and the Other Partnerships, for which it has received customary compensation aggregating approximately $262,918. Stanger has also rendered financial advisory services to REIT affiliates of the Buyer during the past two years, for which it has received customary compensation aggregating approximately $334,086.

               LIMITATIONS AND QUALIFICATIONS - Stanger was not re-quested to, and therefore did not: (i) select the method of determining the consideration offered in the Sale, (ii) make any recommendation to Limited Partners whether to approve or reject the Sale or (iii) express any opinion as to the business decision to effect the Sale, alternatives to the Sale or tax factors resulting from the Sale. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materi-ally affect the assumptions used in preparing the Opinion. See "--Background of the Sale of the Properties."

               Among the factors considered in its selection were Stanger's experience in connection with self-storage assets and mergers, acquisitions and reorganizations of real estate partnerships and its expertise in real estate valuations and transactions.

          Cushman & Wakefield Appraisal Reports. Various subsidiaries of Cushman & Wakefield, Inc. completed individual appraisal reports on each Property as of September 30, 1995. The term Cushman & Wakefield shall mean the particular subsidiary which prepared the appraisal report. Property inspections were conducted and included discussions with on-site manag-ers. Appraisers also conducted market research regarding local and regional economic conditions, competitive self-storage/office warehouse/office showroom properties (exist-ing and potential) and recent comparable sales transactions. The sum of the individual appraised values of the Properties in the reports is $12,165,000.

               In each appraisal, Cushman & Wakefield used the Sales Comparison Approach and/or the Income Approach to develop a market value estimate for each property, except for one property wherein Cushman & Wakefield concluded that the Sales Cost Approach was not appropriate. The Cost Approach was not used due to the difficulty in quantifying the vari-ous forms of obsolescence and, in addition, because it is generally recognized that market participants do not rely on the Cost Approach in making their investment decisions.

          Land Valuation Methodology. While there are several methods that may be employed to estimate the value of undeveloped land parcels, the Sales Comparison Approach is generally considered to be the best approach when there is sufficient-ly comparable sales data to draw a meaningful conclusion. The Sales Comparison Approach was utilized in evaluating the Partnership's undeveloped land parcels.

          Sales Comparison Approach. Cushman & Wakefield utilized the Sales Comparison Approach as one of two methods to estimate the market value of each Property. The basic steps involved in the Sale Comparison Approach are: (i) research recent, relevant property sales and current offerings throughout the competitive area; (ii) select and analyze those properties considered most similar to the property appraised consider-ing changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional or locational factors; (iii) identify sales which include favorable financing and calculate the cash equivalent price; (iv) reduce the sale prices to common units of comparison such as the price per square foot of building area, and the effective gross income multiplier;
          (v) make appropriate comparative adjustments to the prices of the comparable properties to relate them to the property being appraised; and (vi) interpret the adjusted sales data and draw a logical value conclusion.

               Within each of the nine appraisals, the sales prices inherent in the comparable sales transactions were reduced to those common units of comparison used by buyers and sellers to analyze improved properties. The two primary units of comparison developed by Cushman & Wakefield were the sales price per square foot, or sales price per acre in the case of certain unimproved land parcels, and the effec-tive gross income multiplier
           (EGIM) methods of analysis.

               Income Approach. Cushman & Wakefield also employed the Income Approach in developing a market value estimate for each property except for the four land parcels. In utiliz-ing the Income Approach, Cushman & Wakefield developed an unleveraged discounted cash flow analysis for each property based upon an eleven year cash flow forecast inclusive of the estimated proceeds from a hypothetical sale at the end of the tenth year period. The estimated proceeds from the hypothetical sale at the end of the ten year holding period were based upon the eleventh year's net operating income from the property.

               The basis for the growth rates which were applied to the revenues and expenses of the properties in the portfolio included the following considerations: Cushman & Wakefield's analysis of the historical operating performance of the properties; Cushman & Wakefield's internal database of revenues and operating expenses for other comparable properties; and Cushman & Wakefield's analysis of the proba-ble market conditions which would affect the revenues and operating expenses for each of the properties.

               The basis for the discount rate utilized by Cushman & Wakefield includes the following: Cushman & Wakefield's internal database for comparable properties; Cushman & Wakefield's regular, periodic survey of more than 20 insti-tutional owners of properties; and publicly available, published real estate industry statistics. On the basis of this data and analysis, Cushman & Wakefield utilized a specific and independently determined discount rate for each property in the portfolio of 13.5%.

               Cushman & Wakefield is a commercial real estate company which provides a broad array of services to its domestic and international clients. Cushman & Wakefield and affiliates have offices nationwide covering most of the major real estate markets, and its business activities include commer-cial leasing, tenant representations, appraisals and valua-tions, feasibility studies, sales and financings of income-producing properties, real estate advisory and consulting services, property management and market research. Cushman & Wakefield has, from time to time, provided services to PB Properties and its affiliates, and may do so in the future. As compensation for its services in connection with the appraisals, the Partnership paid the various Cushman & Wakefield companies which prepared the reports fees total-ling ___________ and reimbursed them for their out-of-pocket expenses.

               An appraisal is only an estimate of value, as to the specific date stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report.
          As an opinion, it is not a measure of realizable value and may not reflect the amount which would be received if the property was sold. Reference should be made to the entire appraisal report.

          CERTAIN INCOME TAX CONSEQUENCES AND CONSIDERATIONS

          General

                    The following discussion summarizes generally the material estimated Federal income tax consequences arising from the consummation of the Sale and provides a general overview of certain State income tax considerations. This summary is not intended to and should not be considered an opinion respecting the Federal or State income tax conse-quences. Due to the complexity of the tax issues involved, Unitholders are urged to consult with their personal tax advisors regarding their individual circumstances and the tax reporting consequences of the transaction.

                    Based upon the description of the Sale contained in this Consent Statement, the Partnership's independent accountants have advised the Partnership that THE SALE WILL RESULT IN A TOTAL LOSS FOR FEDERAL INCOME TAX PURPOSES IN 1996 OF APPROXIMATELY $10.9 MILLION OR AN AVERAGE OF APPROX-IMATELY $158 PER UNIT FOR A TAXABLE UNITHOLDER AND AN AVER-AGE OF APPROXIMATELY $173 PER UNIT FOR A NON-TAXABLE UNITHOLDER. Approximately $5.6 million of such loss (or an average of approximately $81 per Unit for a taxable Unitholder and an average of approximately $89 per Unit for a non-taxable Unitholder) will represent Section 1231 Loss (defined below) and approximately $5.3 (or an average of approximately $77 per Unit for a taxable Unitholder and an average of approximately $84 for a non-taxable Unitholder) will represent capital loss. However, due to varying admis-sion dates and the operation of the Partnership Agreement, the amount of recognized gain that is allocated to a Unit depends upon a Unitholder's admission date.

                    The summary is based upon the Internal Revenue
          Code of 1986, as amended (the "Code"); existing final, temporary and proposed Treasury regulations thereunder (the "Regulations" or "Treas. Reg. SECTION"); published rulings and practices of the Internal Revenue Service (the "IRS"); and court decisions, each as currently in effect. There can be no assurance that the IRS will agree with the conclusions herein or that future legislation or administrative changes or court decisions will not significantly modify the Federal income tax law regarding the matters described herein, potentially with retroactive effect.

                    The maximum tax rate imposed on an individual's net capital gains (the excess of net long-term capital gain over short-term capital loss) is 28%, while the maximum marginal tax rate composed on the ordinary income of individuals may be up to 39.6%, thereby resulting in a substantial differential between the maximum capital gain and maximum ordinary income tax rates.

                    This summary does not discuss all the Federal income tax aspects of the Transaction that may be relevant to a particular Unitholder in light of his personal circum-stances, or to certain types of Unitholders subject to special treatment. For example, insurance companies, sub-chapter S corporations, partnerships, pension and profit-sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below.

          Partnership Status

                    Under current law, a "partnership" is not a tax-able entity and incurs no Federal income tax liability. Instead, each partner is required to take into account in computing his income tax liability his allocable share of the partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss"). The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon the Partnership's classifica-tion as a "partnership" (rather than an "association taxable as a corporation") for Federal income tax purposes. This summary assumes, and PB Properties believes, that the Part-nership has been and will continue to be properly classified as a "partnership" for Federal income tax purposes, but no assurance can be given to Limited Partners that this will continue to be true and no opinion of counsel or of the Partnership's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

          Federal Income Tax Consequences

                    A sale of the Properties would have certain tax implications to the Unitholders that should be considered.

                    Based on its terms, the Sale will result in the realization of a loss for Federal income tax purposes, which in turn will cause the Partnership's partners to recognize a loss.

                    The potential tax consequences to the Unitholders, assuming the Sale is consummated in 1996.

                    Generally, the sale or other disposition of a property for an "amount realized" in excess of the "adjusted basis" of such property will result in the recognition of taxable income by the taxpayer. The amount realized is ordinarily the selling price reduced by the expenses of sale. The "adjusted basis" of property is its cost (includ-ing nondeductible capital expenditures made by the taxpayer at the time of purchase) or other basis in the hands of the taxpayer with certain additions or subtractions for expendi-tures, transaction costs or recoveries of capital, during the period of time from acquisition of the property until the sale or other disposition. To determine the gain or loss on the sale or other disposition of property the ini-tial cost basis must be (i) adjusted upward or increased to include the cost of expenditures for capital expenditures such as improvements, betterments, commissions and other nondeductible charges; and (ii) adjusted downward or de-creased by (a) items that represent a return of capital and
          (b) depreciation and amortization.

                    Under Section 1231 of the Code (which deals with capital gains and losses), to the extent that a taxpayer's
          Section 1231 Gains for any taxable year from all sources exceed such taxpayer's Section 1231 Losses (defined below) from all sources for the year, subject to certain exceptions (such as depreciation recapture discussed below), such net
          Section 1231 Gain (subject to the 5-year rule stated below) shall be treated as a long-term capital gain. In addition,
          Section 1231 Gain shall be treated as ordinary income to the extent of prior Section 1231 Losses from any source that were treated as ordinary in any of the previous five years.
          Section 1231 Gains are those gains arising from the sale or exchange of "Section 1231 Property" which means (i) depre-ciable assets used in a trade or business, or (ii) real property used in a trade or business and held for more than one year. Conversely, Section 1231 Losses are those losses arising from the sale or exchange of Section 1231 Property. If Section 1231 Losses exceed Section 1231 Gains, such losses would be treated as ordinary losses.

                    Under Sections 1245 and 1250 of the Code (which deals with depreciation recapture), a portion of the amount allowed as depreciation expense with respect to Section 1231 Property may be "recaptured" as ordinary income upon sale or other disposition rather than as long-term capital gains ("Section 1245 Gain" and "Section 1250 Gain" respectively). The Partnership will have minimal, if any, Section 1245 Gain and Section 1250 Gain as a result of the Sale. Section 1245 Gain is taxed at the marginal ordinary income tax rate of the taxpayer as opposed to the 28% individual capital gains rate.

                    Under Section 702(a)(3) of the Code (which gener-ally deals with the "pass through" tax items from a partner-ship to its partners), a partnership is required to sepa-rately state, and the partners are required to account separately, for their distributive share of all gains and losses. Accordingly, each Unitholder's allocable share of the Section 1231 Gain and depreciation recapture realized by the Partnership as a result of consummating the Sale in 1996 will be reportable by such Unitholder on his 1996 individual tax return (subject to the various rules described herein whereby, based on determinations made at the Unitholder level as opposed to the Partnership level, such income can be fully or partially offset by suspended passive losses from any source, if any). Each Unitholder's allocable share of Section 1245 Gain, Section 1231 Gain and Partnership net taxable income or loss will be reflected on his 1996 Sched-ule K-1 for the partnership year ended September 30, 1996.

                    Net long-term capital gains of individuals, trusts and estates will be taxed at a maximum rate of 28%, while ordinary income (such as Section 1245 gain or Section 1250 gain) will be taxed at a maximum rate depending upon that Unitholder's taxable income, of up to 39.6%. With respect to net capital losses, the amount of net long-term capital loss that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the Unitholder during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subse-quent years subject to the same limitations. A corporate Unitholder cannot deduct net capital losses (i.e., it can only deduct a capital loss to the extent of its capital gains). A corporation can carry back a capital loss to each of the three preceding tax years and can carry the loss forward for five years subject to the same limitations.

                    While the issue is not free from doubt, the IRS, pursuant to Section 291(a) of the Code (which generally addresses the calculation of taxable income for purposes of the "alternate minimum tax"), would likely require a corpo-rate Unitholder to treat 20% of the portion of the gain on the Sale allocated to such corporate Unitholder that would otherwise be Section 1231 Gain as ordinary income to the extent of depreciation claimed, and the following discussion and estimates assumes such treatment. The total potential amount of Section 291(a) ordinary income recharacterization for a corporate Unitholder is minimal, if any.

                    A Unitholder's allocable share of any Partnership loss realized on the Sale of its Properties (other than capital loss from the sale of investment properties) will be characterized as passive activity loss that may offset passive activity gains from other passive activity invest-ments. Moreover, assuming that all of the Properties are sold, because the sale of the Properties will terminate the Unitholder's interest in the passive activity, a Unitholder's allocable share of any Partnership loss real-ized on the sale of its investments, or loss realized by the Unitholders upon liquidation of his or her Units, will not be subject to the loss limitations. In addition, the Sale should constitute a disposition of substantially all of a passive activity, thereby entitling a Unitholder to deduct all suspended passive losses attributable to the Partner-ship.

                    The distribution of the approximately $165 per Unit proceeds from the Sale will first reduce a Unitholder's Federal income tax basis in his Unit, and, to the extent the amount of the distribution is in excess of that basis, such excess will be taxed as a long-term or short-term capital gain, depending on a Unitholder's holding period. If upon the subsequent termination of the Partnership a Unitholder has a basis remaining for his Unit, the amount of such remaining basis will give rise, in the year of the termina-tion, to a long-term or short-term capital loss, depending on a Unitholder's holding period. Such capital loss can be used to offset (i) net Section 1231 Gains that have not been otherwise recharacterized as ordinary income, and (ii) net capital gains from all other sources that are incurred in the year of Sale.

                    Actual gain amounts may vary from the estimates set forth above.

          Certain State Income Tax Considerations

                    Because each State's tax law varies, it is impos-sible to predict the tax consequences to the Unitholders in all the State tax jurisdictions in which they may be subject to tax. Accordingly, the following is a general summary of certain common (but not necessarily uniform) principles of State income taxation. Unitholder's should consult their own tax advisors regarding the State income tax consequences of the Transaction.

                    State tax consequences to each Unitholder will depend upon the provisions of the State tax laws to which the Unitholder is subject. The Partnership will generally be treated as engaged in business in each of the States in which the Properties are located, and the Unitholders would generally be treated as doing business in such States and therefore subject to tax in such State. Most States modify or adjust the taxpayer's Federal taxable income to arrive at the amount of income potentially subject to State tax. Resident individuals generally pay State tax on 100 percent of such State-modified income, while corporations and other taxpayers generally pay State tax only on that portion of State-modified income assigned to the taxing State under the State's own apportionment and allocation rules.

          General

                    The discussions set forth above are only a summary of the material Federal income tax consequences of the Transaction to the Unitholders and of certain State income tax considerations. They do not address all potential tax consequences that may be applicable to a Unitholder, and may not be applicable to certain categories of Unitholders, such as non-United States persons, tax-exempt entities or finan-cial institutions. It also does not address the State, local or foreign tax consequences of the Transaction. AC-CORDINGLY, UNITHOLDER'S SHOULD CONSULT THEIR OWN TAX ADVI-SORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

          ACCOUNTING TREATMENT

                    For financial reporting purposes, the transaction will be treated as a sale of properties and the gain from the sale will be recorded in the Partnership's Statement of Operations, reduced by all expenses of sale, including appraisals, fairness opinion and other professional fees and transfer taxes. Under generally accepted accounting principles, the Partnership would incur a loss of approximately 300,000.

          REASON FOR OBTAINING UNITHOLDER APPROVAL

                    Pursuant to the Partnership Agreement, the sale of all or substantially all of the Partnership's assets must be approved by holders of a majority of the outstanding Units.

                              THE CONTRACT OF SALE

                    The following is a summary of the material terms of the Contract of Sale. This summary does not purport to be complete and reference is made to the Contract of Sale, which is attached to this Consent Statement as Annex A and is incorporated herein by reference. Defined terms used but not defined herein have the same meaning as in the Contract of Sale.

          THE SALE

                    The Partnership has entered into the Contract of Sale with the Buyer pursuant to which it has agreed to sell the Properties to the Buyer for a purchase price of $12,210,000. The Buyer has made a downpayment of $915,750 (the "Downpayment"), which is being held by the Escrow Agent. The Contract of Sale provides that upon the terms and subject to the conditions of the Contract of Sale, the Closing shall take place three business days following satisfaction of the conditions to closing.

          TITLE AND ENVIRONMENTAL DEFECTS

                    The Contract of Sale provides that the Buyer may, within 20 days of delivery of certain title reports and related documents with respect to the Properties, deliver to the Partnership written notice setting forth its objections to any matters encumbering title to the Properties other than the Permitted Exceptions (generally, immaterial title defects) (collectively "Title Defects") and within the time frames set forth below, any Environmental Defects (general-ly, hazardous materials located in, on or under any of the Properties in violation of environmental laws). The Title Defects and the Environmental Defects are sometimes re-ferred to herein as, the "Defects". With respect to Title Defects the Partnership shall have the option to (i) cure any or all of the Title Defects prior to Closing, (ii) remove such Property from the transaction and adjust the Purchase Price by the allocated value of the affected Prop-erty, (iii) grant the Buyer a credit against the Purchase Price equal to the cost to cure such Title Defects or (iv) terminate the Contract of Sale, in which latter event, provided that the Buyer is not in default, the Downpayment, together with any interest thereon, shall be returned to the Buyer. With respect to any Environmental Defect, the Part-nership shall have the option to (i) cure any or all of the Environmental Defects prior to Closing or (ii) grant the Buyer a credit against the Purchase Price equal to the cost to cure such Environmental Defects. If the cost to correct any Environmental Defect exceeds 10% of the allocated value of the affected Property, the Partnership shall have the option to remove such affected Property from the transaction and adjust the Purchase Price by such allocated value.

                    The Contract of Sale provides that (i) the Part-nership shall have the right to adjourn the Closing Date for such reasonable period, not to exceed sixty days, as shall be necessary to cure any such Defect and (ii) the Partner-ship shall have the right, subject to the terms and condi-tions hereof, to cause the Closing to take place with re-spect to the other Properties and then to cause the Closing to take place with respect to the affected Property within such reasonable period, not to exceed thirty days, as shall be necessary to cure any such Defect.

                    In order to establish an Environmental Defect, the Buyer shall be required to deliver to the Partnership on or prior to 10 days after (i) the Buyer's receipt of the Phase I environmental site assessment for each Property or (ii) if applicable, the Buyer's receipt of a final Phase II environ-mental assessment for any Property, a report reasonably detailing any Environmental Defect. The Buyer and the Partnership have agreed to make reasonable efforts to agree as to the existence of and the cost to cure any Environmen-tal Defect. If the Buyer and the Partnership do not agree on the foregoing within 15 days after the Partnership's receipt of the Buyer's notice described above, then the parties shall submit the matter to binding arbitration.

               Other than the aforementioned Title and Environmental Defects, the Contract of Sale calls for the sale of the Properties in an "As Is, Where Is" condition, with no fur-ther adjustment to the purchase price for structural repairs and deferred maintenance items, if any, or other factors relating to the physical condition of the Properties, sub-ject to the Casualty and Condemnation provisions discussed below.

          CLOSING CONDITIONS

                    The obligations of each party to close under the Contract of Sale are subject to (i) the approval of the Sale by the holders of a majority of the Units, (ii) there being no law or court order preventing the Sale or any litigation by a governmental entity seeking to prevent the Sale, (iii) the representations and warranties of the other party being true and correct in all material respects and (iv) the other party having performed, in all material respects, its cove-nants in the Contract of Sale.

          REMEDIES

                    If the Buyer shall elect to proceed with the
          performance of the Contract of Sale notwithstanding the failure to be satisfied of any conditions to Closing, the Buyer shall be deemed to have waived the requirement that those conditions be satisfied. The Buyer's sole recourse for the Partnership's failure to consummate the Closing in accordance with the terms of the Contract of Sale shall be, at the Buyer's option, (i) if appropriate, to sue for specific performance, or (ii) to terminate the Contract of Sale and receive a "Termination Fee" in an amount equal to the Buyer's reasonable out of pocket attorneys' fees for outside counsel incurred by the Buyer in connection with the transactions contemplated by the Contract of Sale but in no event to exceed $15,000, which Termination Fee shall be in addition to the return of the Downpayment plus all accrued interest thereon and, if the Partnership executes a contract or letter of intent to sell the Properties within 180 days from termination of the Contract of Sale, to receive an amount equal to 1.9% of the purchase price as liquidated
          damages.   In the event that the Managing General Partner of
          the Partnership does not recommend or withdraws its recom-mendation to the limited partners of the Partnership to vote to grant the Partnership Consent for any reason other than as is required by its fiduciary obligations to the Partner-ship due to a change in circumstances after the date of the Contract of Sale, the Partnership shall pay to the Buyer an amount equal to 1.9% of the Purchase Price (plus the Buyer's expenses, not to exceed $15,000) as liquidated damages, together with a refund of the Downpayment, and the Partner-ship shall have no further obligation to the Buyer whatsoev-er.

                     If the Buyer shall be unable or unwilling to consummate the Closing in violation of the terms of the Contract of Sale, the Partnership shall have the right (i) to terminate the Contract of Sale and retain the Downpayment and interest thereon as liquidated and agreed upon damages, and neither the Partnership nor the Buyer shall have any further rights or obligations hereunder.

                    The Contract of Sale further provides that except as expressly set forth therein, none of the representations and warranties contained in the Contract shall survive the Closing.

          COVENANTS

                    The Contract of Sale provides that the Partnership will not initiate, solicit, negotiate with or provide infor-mation to any person (other than the Buyer) concerning any merger, sale of substantial assets out of the ordinary course of business or similar transaction involving the Properties to be sold to the Buyer, provided that the Part-nership may negotiate with or furnish information to a third party if the Managing General Partner of the Partnership determines, in its sole discretion, that its fiduciary duties require it to take such actions.

                    The Contract of Sale also provides that the Part-nership shall operate the Properties in the ordinary and usual course, consistent with past practice.

                    The Contract of Sale further provides that each party thereto will use all reasonable efforts to perform all acts required to consummate the transactions contemplated thereby as promptly as practicable.

          CERTAIN EXPENSES

                    The Contract of Sale provides that the Partner-ship shall pay for (a) the cost of any Surveys, the premium for any title insurance and any other costs of closing and
          (b) transfer taxes, documentary stamp taxes, recording charges and other taxes or charges imposed by any governmen-tal entity in connection with the transfer of the Proper-ties. The Contract of Sale also provides that the Partner-ship shall deliver to the Buyer at the Partnership's sole cost and expense any (i) Phase I environmental site assess-ments, (ii) Phase II environmental assessments of the Prop-erties, (iii) pay for any other Phase II environmental assessments which are reasonably required by the Phase I environmental site assessments to be conducted at the Prop-erties. Each of the parties shall otherwise pay for any and all costs which it may incur in connection with the Contract of Sale.

          CASUALTY AND CONDEMNATION

                    The Contract of Sale provides that if, prior to the Closing Date, any of the Properties is damaged due to a casualty (a "Casualty") and the cost of repairing such damage, in accordance with the Partnership's insurance claims, is less than $100,000, then the Partnership shall repair such Casualty prior to the Closing Date or assign to the Buyer the proceeds of the Partnership's policy of casu-alty insurance and pay to the Buyer the amount of any de-ductible. If the cost of repairing a Casualty to any Prop-erty, in accordance with the Partnership's insurance claims, equals or exceeds $100,000, then the Partnership shall have the option to repair the Casualty to such Property prior to Closing to the condition it was in prior to the Casualty or if the Partnership does not repair the Property, the Buyer shall have the option to remove such Property from the transaction and adjust the Purchase Price as hereinafter provided or have the Partnership assign to the Buyer the insurance proceeds and pay to the Buyer the amount of any deductible. Notwithstanding anything herein to the con-trary, (i) the Partnership shall have the right to adjourn the Closing Date for such reasonable period as shall be necessary to repair any such Casualty and (ii) the Partner-ship shall have the right, subject to the terms and condi-tions hereof, to cause the Closing to take place with re-spect to the other Properties and then cause the Closing to take place with respect to the affected Property within such reasonable period as shall be necessary to repair any such Casualty.

                    If, prior to the Closing Date, all or any portion of any Property is condemned or taken by eminent domain, then the Contract of Sale shall nevertheless remain in full force and effect without any abatement of the Purchase Price. In such event, the Partnership shall convey such Property to the Buyer at the Closing in its then condition, and the Buyer shall be entitled to receive all net or con-demnation awards otherwise payable to the Partnership as a result of such loss or damage and, in full satisfaction of any claims by the Buyer against the Partnership, the Part-nership shall assign to the Buyer, without recourse or warranty of any nature whatsoever, all of the Partnership's right, title and interest in and to any claims the Partner-ship may have to any condemnation awards, as well as all rights or pending claims of the Partnership with respect to such condemnation or taking of such Property, and the Part-nership shall pay to the Buyer all payments theretofore made by such condemning authorities as a result of such loss after deducting therefrom the costs of collection thereof.


          TERMINATION

                    The Contract of Sale may be terminated as follows:

                    (a) By the Partnership, if during the term of the Contract of Sale the Partnership has received a bona fide offer from an unrelated third party which the Managing General Partner of the Partnership has determined is more favorable to the Partnership and its partners than the terms hereof (the "Topping Offer"), provided that the Partnership has provided the Buyer with at least 5 days written notice of the terms of such offer and the right to match such offer, and further provided that the Partnership shall pay to the Buyer, simultaneously with the acceptance of the Topping Offer (regardless of whether the sale contemplated by the Topping Offer is consummated), a "Topping Fee" an amount equal to 1.9% of the Purchase Price plus an amount equal to the Buyer's reasonable out of pocket attorney's fees for outside counsel incurred by the Buyer in connection with the transactions contemplated by the Contract of Sale but in no event are the attorney's fees to exceed $15,000.

                    (b) By the Partnership or the Buyer, if a court of competent jurisdiction issues a binding and final order permanently preventing the sale of the Properties to the Buyer.

                    (c)  By the Partnership or the Buyer, if the
          Closing does not occur on or before March 13, 1997, provided that the party seeking to terminate is not in breach of the Contract of Sale.

                    (d)  By the Partnership or the Buyer, if the
          Unitholders vote not to grant the Consent, provided that, if
          (i) the Closing does not occur due to a failure to obtain the Consent and (ii) the Partnership enters into a contract or a letter of intent within 180 days after the termination of the Contract of Sale, to sell the Properties at a price which exceeds the Purchase Price, the Partnership shall pay to the Buyer the Topping Fee.

                       FINAL DISTRIBUTIONS AND LIQUIDATION

                    As promptly as practicable following the consumma-tion of the Sale, the Managing General Partner will deter-mine the amount of assets that it believes will be suffi-cient to provide for the Partnership's contingent liabili-ties, if any. The remainder of the Partnership's cash will be distributed to the Unitholders and the General Partners, in accordance with the Partnership Agreement, in an initial liquidating distribution. Once all contingent obligations have been satisfied, the Partnership will distribute its remaining net assets, if any, and dissolve.

                    The Partnership estimates that the total distribution will be approximately $-- per Unit. This estimate is based on the factors set forth below. THERE CAN BE NO ASSURANCES AS TO THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY
          MATERIALLY FROM THESE FIGURES.

                  Gross Purchase Price               $12,210,000

                  Partnership Working Capital            200,000

                  Expenses of Sale                     1,428,000

                  Net Distributable Amount           $10,982,000

                  GP Distributions                           $--

                  Net LP Distributable Amount        $10,982,000

                  Per Unit                                   $--


          NO APPRAISAL RIGHTS
                    If Unitholders owning a majority of the Units on the Record Date vote in favor of the Transaction, such approval will bind all Unitholders. The Partnership Agree-ment and the Texas Revised Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving the Transaction. Accordingly, dissenting Unitholders do not have the right to have their Units appraised and to have the value of their Units returned to them because they disap-prove of the action of a majority of the Unitholders.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                    On the Record Date, there were 66,555 Units issued and outstanding and entitled to consent.

                    According to publicly available information, as of July 1, 1996, no person or entity beneficially owns more than 5% of the outstanding Units.

                    As of the Record Date, none of the General Part-ners nor any officer or director thereof owned any Units. Prudential Securities Incorporated, an affiliate of PB
          Properties, owned 391 Units as of the Record Date.

                  MARKET PRICES FOR THE PARTNERSHIP'S UNITS AND
              DISTRIBUTIONS TO UNITHOLDERS AND THE GENERAL PARTNERS

          MARKET PRICE

                    The Units are not listed on any national or re-gional securities exchange or quoted on the NASDAQ system, and there is no established public trading market for the Units. A significant secondary market has not developed, and it is not expected that one will develop in the future.

          DISTRIBUTIONS

                    Since the inception of the Partnership through July __, 1996, the Partnership has made distributions of $5.3, or an average of $79 per Unit, to the Unitholders pursuant to the terms of the Partnership Agreement. The following table sets forth the amount of such distributions paid per Unit in the years indicated.


                1994
                First quarter          $3.50
                Second quarter          2.88
                Third quarter           2.40
                Fourth quarter          2.19

                1995
                First quarter           2.19
                Second quarter          2.19
                Third quarter           2.19
                Fourth quarter          2.19

                1996
                First quarter           1.25

                              AVAILABLE INFORMATION

                    This Consent Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, its Properties and the transactions described herein. Accompanying this Consent Statement are the Form 10-K for the year ended December 31, 1995, and Form 10-Q for the quarter ended March 31, 1996, which provide additional information regarding the Partner-ship. With respect to statements contained in this Consent Statement as to the content of any contract or other docu-ment filed as an exhibit to the Form 10-K and Form 10-Q, each such statement is qualified in all respects by refer-ence to such exhibit and the schedules thereto which may be obtained without charge upon written request to the Partner-ship. If making such a request, please send it to the Prudential-Bache/Watson & Taylor, Ltd.-4, One Seaport Plaza, New York, NY 10292-0116.

                    The information concerning the Buyer contained herein was supplied by the Buyer. Although the Partnership does not have any knowledge that any such information is untrue, neither the Partnership nor any of its partners takes any responsibility for the accuracy or completeness of such information.

                    All documents filed after the date of this Consent Statement but before action by consent is taken shall be deemed to be incorporated by reference into this Consent Statement. Copies of these documents will be available without charge upon request to Prudential-Bache/Watson & Taylor, Ltd.-4, One Seaport Plaza, New York, NY 10292-0116. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Consent Statement shall be deemed to be modified or superseded for purposes of this Consent Statement to the extent that a statement con-tained in this Consent Statement (or in any other subse-quently filed document that also is or is deemed to be incorporated by reference in this Consent Statement) modi-fies or supersedes such statement. Any statement so modi-fied or superseded shall not be deemed, except as so modi-fied or superseded, to constitute a part of this Consent Statement.


                                                               Annex A

                                Contract of Sale



                                      DRAFT
                                 FORM OF OPINION

          Prudential-Bache Properties, Inc.
            Managing General Partner
          Prudential-Bache/Watson & Taylor, Ltd.-4
          One Seaport Plaza, 16th Floor
          New York, New York 10292

          Gentlemen:

               You have advised us that Prudential-Bache/Watson & Taylor, Ltd.-4 (the "Partnership") is entering into a trans-action (the "Sale") in which the nine properties owned by the Partnership (the "Properties") will be sold to Public Storage, Inc. (the "Buyer"), for an all-cash purchase price of $12,210,000, (the "Consideration"). The limited partners of the Partnership will be asked to approve the Sale.

               Prudential-Bache Properties, Inc., in its capacity as the managing general partner of the Partnership, has re-quested on behalf of the Partnership that Robert A. Stanger & Co., Inc. ("Stanger") provided its opinion as to the fairness to the Partnership, from a financial point of view, of the Consideration to be received in the Sale.

               In the course of our review to render this opinion, we have, among other things:

               * Reviewed the Consent Statement related to the Sale and filed with the Securities and Exchange Commis-sion ("SEC") on July __, 1996;

               * Reviewed the Contract of Sale between the Partner-ship and the Buyer, dated June 13, 1996;

               * Reviewed the Partnership's annual reports filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995 and the quarterly reports filed with the SEC on Form 10-Q for the three-month period ending March 31, 1996, which reports the Partnership's management has indicated to be the most current financial statements available;

               * Reviewed the MAI-certified appraisals of the Prop-erties owned by the Partnership dated September 30, 1995 performed by Cushman & Wakefield, Inc. (the "Appraisals");

               * Reviewed summary historical operating statements for each of the Properties for 1995 and the first quarter of 1996 and operating budgets for 1996;

               * Performed site inspections of each of the Proper-ties owned by the Partnership;

               * Reviewed information regarding purchases and sales of self-storage/office-warehouse properties and other information relating to acquisition criteria for self-storage/office-warehouse properties;

               * Discussed with management of the Partnership con-ditions in self-storage/office-warehouse property markets, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, current and projected operations and performance, and the financial condition of the Partnership;

               * Conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

               In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Proxy Statement or that was furnished or otherwise communicated to us by the Partnership and the property manager. We have not performed an independent appraisal of the assets and liabilities of the Partnership and have relied upon and assumed the accuracy of the Ap-praisals. We have also relied on the assurances of the Managing General Partner that any financial statements, projections, budgets, or value estimates contained in the Consent Statement or otherwise provided to us, were reason-ably prepared on bases consistent with actual historical experience and reflecting the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisals or the date of the other information provided and the date of this letter, and that the Managing General Partner is not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

               We have not been requested to, and therefore did not:
          (i) select the method of determining the Consideration offered in the Sale, (ii) make any recommendation to the Unitholders of the Partnership with respect to whether to approve or reject the Sale or (iii) express any opinion as to the business decision to effect the Sale, alternatives to the Sale, or tax factors resulting from the Sale. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Sale in the context of infor-mation available as of the date of our analysis. Events occurring after that date may materially affect the assump-tions used in preparing the opinion.

               Based upon and subject to the foregoing, and in reli-ance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Sale is fair to the Partnership from a financial point of view.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analy-sis or summary description. We have advised the Partnership that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

          Yours truly

          Robert A. Stanger & Co., Inc.
          Shrewsbury, NJ



                                                               Annex C

                                    1995 10-K



                                                               Annex D

                                 March 1996 10-Q



                                                               Annex D

                                 E&Y Tax Letter


                            [FORM OF FRONT OF CARD]

                    PRUDENTIAL BACHE/WATSON & TAYLOR, LTD.-4

                                  CONSENT CARD

          CONSENT IS SOLICITED ON BEHALF OF PRUDENTIAL-BACHE PROPER-TIES, INC., THE MANAGING GENERAL PARTNER ("PB PROPERTIES") OF PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4 (THE "PARTNER-SHIP"). THE GENERAL PARTNERS RECOMMEND CONSENT ON THE PROPOSAL.

          Unitholders should not send any Certificates with this Consent Card. Unitholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. Consent Card must be received by 10:00 a.m. New York time on July __, 1996, unless the time is extended.

          THIS CARD, IF SIGNED AND RETURNED,  SHALL BE DEEMED TO
          APPROVE THE PROPOSAL IF NOT INDICATED TO THE CONTRARY.

          EACH CONSENT CARD MUST BE SIGNED AND DATED.

          Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person.


                             [FORM OF BACK OF CARD]

               SALE OF ASSETS AND LIQUIDATION

               The undersigned hereby votes all Units beneficially
          owned by the undersigned on   the proposed Sale of Assets
          and Liquidation as follows:

               / / Approve       / / Disapprove       / / Abstain

               the sale of substantially all of the assets of the Partnership as contemplated by the Contract of Sale by and between the Partnership and Public Storage, Inc. and the complete liquidation and dissolution of the Partnership, all as more fully described in the Consent Statement dated July __, 1996.

                                       SIGNATURE

                                       --------------------------

                                       --------------------------


                                       Date: --------------, 1996

               PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD USING THE ENCLOSED ENVELOPE.